YP Corp. Announces Third Fiscal Quarter 2005 Results

(Mesa , AZ ) - August 15, 2005

YP Corp. (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services, today reported its financial results for the fiscal quarter ended June 30, 2005.

Net revenue for the quarter ended June 30, 2005 was $6,517,158, an increase of approximately 1% over net revenue of $6,444,609 for the previous quarter. The increase in revenue is primarily the result of an increase in the average number of Internet Advertising Package(TM) advertisers throughout the quarter. For the nine months ended June 30, 2005, the Company realized revenue of $19,151,922. Operating income for the quarter ending June 30, 2005 was $321,880, a decrease of approximately 1.6% over operating income of $383,806 the prior quarter. The net loss for the quarter ended June 30, 2005 was $149,784.

There were two non-recurring charges recorded in the fiscal quarter ended June 30, 2005. The first was a pre-tax charge of $282,000 attributable to the reacquisition of shares from the Company's major shareholder in exchange for the forgiveness of debt owed to the Company and the acquisition of certain intellectual property rights. An additional non-recurring pre-tax charge of $328,000 was taken as the result of an arbitration judgment against the company that is currently on appeal. Both of these charges are included in other income and expense in the Company's financial statements.

The company had approximately 108,000 customers at June 30, 2005 compared to approximately 105,000 as of March 31, 2005 and 222,000 customers at June 30, 2004. The year over year reduction in customers was a result of LEC billing issues and the transition of the customer base to ACH billing. The Company has provided more information with respect to its customer count metric in the Executive Overview section of Management's Discussion & Analysis of Financial Condition and Results of Operation in its Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2005, which was filed prior to this press release.

Peter J. Bergmann, YP Corp.'s CEO commented, "We have sustained YP Corp. through a period of high turmoil. Between our issues with Local Exchange Company (LEC) billings, migration of our customer base to ACH, shifts in the market-place and an internal reorganization, we are now seeing the beginning of what we expect to be a favorable turnaround. If it were not for the non-recurring charges during the quarter, we would have again had a profitable quarter. As it is, we have hit our internal projections on customer count and net revenue."

YP Corp.'s Chief Operating Officer, John Raven, added, "We continue to take active measures to reduce our customer attrition rates. We are communicating with our customers more regularly and making them aware of the value proposition that YP offers. In short, we believe that we are addressing the challenges and are positioning our Company for stability, profitability, and renewed growth in the months ahead."

Financial statements for the period ended June 30, 2005 are set forth below, as well as in the Company's Form 10-Q, which were filed with the Securities Exchange Commission prior to this press release.

About YP Corp.
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package(TM) ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-looking Disclaimer
This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the continued success of the Company's efforts to address the challenges it faced during fiscal 2004, particularly with respect to its billing and collections issues; (ii) the Company's expectations that it will be able to reduce the dilution level and costs to implement its new billing method to more normal levels over the next few quarters, and (iii) the Company 's expectation of stability, profitability, and growth in fiscal 2005.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company's Quarterly Report on Form 10-KSB for the year ended September 30, 2004; and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

FINANCIAL TABLES FOLLOW

YP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2005	2004
	(unaudited)

Assets
Cash and equivalents	$9,004,290	$3,576,529
Restricted cash	365,000	-
Accounts receivable, net of allowance for doubtful accounts of $963,654 and $3,400,575	6,217,833	8,362,283
Prepaid expenses and other current assets	1,187,910	822,919
Income tax refund receivable	-	1,239,436
Deferred tax asset	148,362	352,379
Total current assets	16,923,395	14,353,546
Accounts receivable, long term portion, net of allowance for doubtful accounts of $85,522 and $269,662	1,317,970	2,075,334
Customer acquisition costs, net of accumulated amortization of $3,821,547 and $5,096,669	3,022,645	4,482,173
Property and equipment, net	485,865	725,936
Deposits and other assets	60,919	239,060
Intangible assets, net of accumulated amortization of $3,139,328 and $2,446,403	4,981,102	3,326,274
Advances to affiliates	-	3,894,862
Total assets	$26,791,896	$29,097,185

Liabilities and Stockholders' Equity

Accounts payable	$501,539	$1,210,364
Accrued liabilities	767,644	542,481
Income taxes payable	505,458	-
Notes payable- current portion	-	115,868
Total current liabilities	1,774,641	1,868,713
Deferred income taxes	183,099	1,116,314
Total liabilities	1,957,740	2,985,027
Commitments and contingencies	-	-
Series E convertible preferred stock, $.001 par value, 200,000 shares authorized, 127,840 and 128,340 issued and outstanding, liquidation preference $38,202	10,866	10,909
Common stock, $.001 par value, 100,000,000 shares authorized,48,964,728 and 50,071,302 issued and outstanding	48,965	50,071
Paid in capital	10,577,670	11,375,384
Treasury stock	(1,606,131)	-
Deferred stock compensation	(3,872,075)	(5,742,814)
Retained earnings	19,674,861	20,418,608
Total stockholders' equity	24,834,156	26,112,158

Total liabilities and stockholders' equity	$26,791,896	$29,097,185

YP CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004

Net revenues	$6,517,158	$16,890,361	$19,151,922	$47,098,181
Cost of services	925,805	8,195,264	2,921,322	19,678,248
Gross profit	5,591,353	8,695,097	16,230,600	27,419,933

Operating expenses:
General and administrative expenses	3,320,434	3,271,624	9,886,929	9,142,889
Sales and marketing expenses	1,565,536	1,667,040	4,896,063	4,403,385
Depreciation and amortization	383,503	243,261	977,382	639,173
Total operating expenses	5,269,473	5,181,925	15,760,374	14,185,447
Operating income	321,880	3,513,172	470,226	13,234,486
Other income (expense):
Interest expense and other financing costs	-	(5,643)	(8,610)	(13,310)
Interest income	29,859	104,540	206,621	261,905
Other income (expense)	(584,988)	436,464	(477,535)	782,617
Total other income (expense)	(555,129)	535,361	(279,524)	1,031,212

Income before income taxes and cumulative effect of accounting change	(233,249)	4,048,533	190,702	14,265,698
Income tax benefit (provision)	83,465	(1,409,113)	(92,982)	(4,992,994)

Income before cumulative effect of accounting change	(149,784)	2,639,420	97,720	9,272,704
			-	-
Cumulative effect of accounting change (net of income taxes of $53,764 in 2005)	-	-	99,848	-
Net income (loss)	$(149,784)	$2,639,420	$197,568	$9,272,704

Net income (loss) per common share:
Basic:
Income (loss) applicable to common stock before cumulative effect of accounting change	$(0.00)	$0.06	$0.00	$0.20
Cumulative effect of accounting change	$-	$-	$0.00	$-
Net income (loss) applicable to common stock	$(0.00)	$0.06	$0.00	$0.20

Diluted:
Income (loss) applicable to common stock before cumulative effect of accounting change	$(0.00)	$0.05	$0.00	$0.19
Cumulative effect of accounting change	$-	$-	$0.00	$-
Net income (loss) applicable to common stock	$(0.00)	$0.05	$0.00	$0.19

Weighted average common shares outstanding:
Basic	44,860,228	47,294,551	46,060,709	47,033,977
Diluted	44,860,228	48,096,618	46,296,626	47,805,915

YP Corp. Contact
Roger Bedier
YP Corp Investor Relations
Phone 480-325-4339
rogerb@ypcorp.com